EXHIBIT 23.1


          CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated November 18, 1997, which appears in the 1997 Annual Report to Shareholders of Harnischfeger Industries, Inc. ("Harnischfeger"), which is incorporated by reference in Harnischfeger's Annual Report on Form 10-K for the year ended October 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Finanical Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data".




/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Milwaukee, Wisconsin
February 17, 1998